EX-10.22
                        EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") is made and effective this August 1, 2001, by and between Platforms Wireless
International Corporation, an Oklahoma Corporation ("Company") and Robert Harris ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.

Company hereby agrees to initially employ Executive as its Vice President & Chief Technical Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2.  Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. Further,
Executive: shall not engage in any business that is considered in competition with the Company's business for three years after the termination of this agreement.

3.  Compensation.

Executive will be paid compensation during this Agreement as follows:

A base salary of two hundred thousand dollars ($200,000) per year, payable in installments of ten thousand four hundred seventeen dollars ($10,417) per month with the balance accrued until such time as the Company has sufficient cash to pay it. Executive shall have the right to take his salary in restricted Company common stock valued at the closing price of the shares on the date the election is made. In addition to the base salary outlined above Executive shall receive Company restricted common stock as follows: five hundred thousand (500,000) shares upon signing this agreement, five hundred thousand (500,000) shares at his first anniversary of employment, one million (1,000,000) shares at his second anniversary of employment and one million (1,000,000) shares at his third anniversary of employment. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

4.  Benefits.

A. Holidays. Executive will be entitled to at least seven (7) paid holidays each calendar year and five (5) personal days. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B. Vacation. Following the first six months of employment, Executive shall be entitled to fifteen (15) paid vacation days each year.

C. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

E. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.  Term and Termination.

A. The Initial Term of this Agreement shall commence on August 1, 2001 and it shall continue in effect for a period of three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five
(5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

D. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services:

If to Company:

Platforms Wireless International Corporation
8939 S. Sepulveda Blvd.
Suite 532
Los Angeles, CA 90045

If to Executive:

Robert Harris
2001 Aireline Drive
Friendswood, Texas 77546

7.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof This Agreement may be modified only by a further writing that is duly executed by both parties.

8.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.
Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Platforms Wireless International Corporation


By: /s/  Charles B. Nelson
Charles B. Nelson
Senior Vice President & CFO


/s/  Robert Harris
Robert Harris